AMENDMENT NUMBER 1
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                         TO THE ADMINISTRATIVE AGREEMENT
                         -------------------------------

Amendment Number 1, dated December 8, 1992, to the Administrative Agreement dated May 6, 1992, by and between Patriot Premium Dividend Fund II, a Massachusetts business trust (the "Fund"), and John Hancock Advisers, Inc., a corporation organized under the laws of the state of Delaware (the "Administrator").

Whereas, the Fund and the Administrator desire to amend the Administrative Agreement to reflect changes made to Section 4 in such agreement.

Now, therefore, in consideration of the foregoing recitals and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Amendment to Paragraph 4
Paragraph 4 of the Administrative Agreement is hereby deleted in its entirety and the following new Paragraph 4 shall be substituted therefore:

4.       Compensation of the Administrator by the Fund

         (a) As full compensation for the services rendered, facilities furnished and expenses paid by the Administrator under this Agreement, the Fund agrees to pay to the Administrator a fee at the annual rate of .10 of 1% of the Fund's average weekly net assets. Such fee shall be accrued weekly and paid monthly as soon as practicable after the end of each month. For purposes of calculating such fee, the Fund's average weekly net assets are determined by taking the average of all the weekly determinations of net assets (total assets, less all liabilities, but not the aggregate liquidation preference of the outstanding DARTS) during a given calendar month.

         (b) If the Administrator shall serve for less than the whole of any month the foregoing compensation shall be prorated.


The effective date of this Amendment shall be January 1, 1993.

In witness whereof, the parties hereto each have caused this Amendment to be signed in duplicate on Its behalf by Its duly authorized officer on the above date.


                                               Patriot Premium Dividend Fund II



                                               By:   /s/ Andrew T. St. Pierre
                                                     ------------------------
                                                     Senior Vice President


                                               John Hancock Advisers, Inc.

                                               By:   /s/ John A. Morin
                                                     ------------------------
                                                     Vice President